CERTIFICATE OF TRUST

OF

VICTORYSHARES HASHDEX NASDAQ CRYPTO INDEX ETF

This Certificate of Trust of VictoryShares Hashdex Nasdaq Crypto Index ETF (the "Trust") is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the "Act").

1.Name. The name of the statutory trust formed by this Certificate of Trust is VictoryShares Hashdex Nasdaq Crypto Index ETF.

2.Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By: /s/ Gregory Daniels

Name: Gregory Daniels

Title: Assistant Vice President